MONTHLY REPORT - OCTOBER, 2011


                          TriView Global Fund, LLC

             The net asset value of a unit as of October 31, 2011

                was $943.81, down 0.4% from $947.81 per unit

                             as of September 30, 2011.



                     STATEMENT OF CHANGES IN NET ASSET VALUE



                                               Current Period      Year to Date

Net Asset Value (1,591.250 units) at         $   1,508,197.41          2,000.00

   September 30, 2011

Addition of 92.918 units on October 1,              88,068.57      1,668,282.34
   2011

Redemption of 0.000 units on October 31,                 0.00         (1,985.64)
   2011

Net Income (Loss)                                   (6,731.01)       (78,761.73)
                                              ----------------  ---------------
Ending Net Asset Value (1,684.168 units)     $   1,589,534.97      1,589,534.97
   at October 31, 2011                        ================  ===============

Net Asset Value per Unit at
   October 31, 2011                          $         943.81


                        STATEMENT OF INCOME AND EXPENSE

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $      21,447.82        13,087.81
         closed contracts

      Change in unrealized gain (loss) on open       3,150.00         3,150.00
         contracts

   Interest income                                       0.00             5.10
                                               ---------------  ---------------
Total: Income                                       24,597.82        16,242.91

Expenses:
   Brokerage commissions                            16,072.61        32,483.79
   Operating expenses                               14,025.76        35,426.66
   Incentive fee                                         0.00             0.00
   Management fee                                   (1,636.45)        9,669.63
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                2,866.91        17,424.56
                                               ---------------  ---------------
Total: Expenses                                     31,328.83        95,004.64
                                               ===============  ===============
Net Income(Loss) - October, 2011              $     (6,731.01)      (78,761.73)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         General Partner/CPO
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President